                   Rule 424(b)(2)
                  File No. 333-145208

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price	Amount of registration fee (1)
Medium-Term Notes	$250,000,000	$9,825

(1)
The filing fee of $9,825 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.  Pursuant to Rule 457(p) under the Securities Act of 1933, a filing fee of $77,053 has already been paid with respect to unsold debt securities that were previously registered, consisting of (a) $58,850 that has already been paid pursuant to SCANA Corporation’s Registration Statement on Form S-3 (No. 333-127370) filed on August 10, 2005, and were not sold thereunder and (b) $18,203 that has already been paid pursuant to South Carolina Electric & Gas Company’s (a wholly-owned subsidiary of SCANA Corporation) Registration Statement on Form S-3 (No. 333-108760) filed on September 12, 2003, and were not sold thereunder.  The unused filing fees were carried forward pursuant to a Registration Statement on Form S-3 (No. 333-145208) filed by SCANA Corporation and South Carolina Electric & Gas Company on August 7, 2007, of which $9,825 is offset against the registration fee due for this offering and of which $67,228 remains available for future registration fees. Accordingly, no additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT DATED MARCH 5, 2008
(To Prospectus dated August 7, 2007, and
Prospectus Supplement dated March 5, 2008)

SCANA CORPORATION

Medium-Term Notes

Due Nine Months or More From Date of Issue

Principal Amount: $250,000,000		Original Issue Date: March 12, 2008

Issue Price: 99.652%		Maturity Date: April 1, 2020

Net Proceeds to Company: $247,505,000		☒ Book-Entry Note

		Certificated Note
CUSIP No.: 80589MAB8

Agents’ Discount or Commission: 0.65%
Selling Concession: 0.40%
Reallowance: 0.20%

The Notes are being placed through or purchased by the Agents listed below:

Agent	Principal Amount Allocation	Capacity
Banc of America Securities LLC	$75,000,000	Principal
BB&T Capital Markets,
a division of Scott & Stringfellow, Inc.	$75,000,000	Principal
UBS Securities LLC	$75,000,000	Principal
Wells Fargo Securities, LLC	$25,000,000	Principal

Redemption by Company (check one):

No. The Notes are not subject to redemption.

☒ Yes. The Notes are subject to redemption as described in the accompanying prospectus supplement, for which purpose a Treasury Spread of +40 basis points will apply.

Optional Repayment at Option of Holder (if applicable, check one):

☒ No. The Notes are not subject to repayment.
Yes. The Holder may elect repayment as follows:
Optional Repayment Date(s):
Optional Repayment Price(s):
Provisions:

Interest (check one):

☒ Fixed Rate Note. If this box is checked, the interest rate on the Notes shall be 6.25% per annum.
Floating Rate Note.
Initial Interest Payment Period:	March 12, 2008 to October 1, 2008
Interest Payment Dates:	April 1 and October 1, commencing October 1, 2008
Record Dates:	March 15 and September 15

Original Issue Date Statement

            It is expected that delivery of the Notes will be made against payment therefor on or about the Original Issue Date which is the fifth business day following the date of this pricing supplement (“T+5”).  Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

To the extent of any conflict between the terms of the prospectus, the prospectus supplement and this pricing supplement, this pricing supplement shall govern.